EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Corinthian Colleges, Inc. 2003 Performance Award Plan of our reports dated September 8, 2005, with respect to the consolidated financial statements and schedules of Corinthian Colleges, Inc. and subsidiaries, Corinthian Colleges, Inc. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Corinthian Colleges, Inc. and subsidiaries, included in the Annual Report (Form 10-K) for the year ended June 30, 2005.

/s/ ERNST & YOUNG LLP

Orange County, California

February 13, 2006